SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant                              [X]
Filed by Party other than the Registrant         [ ]
Check the appropriate box:
  [ ]   Preliminary Proxy Statement
  [ ]   Confidential, for Use of the Commission Only
        (as permitted by Rule 14-6(e)(2)
  [X]   Definitive Proxy Statement
  [ ]   Definitive Additional Materials
  [ ]   Soliciting Material Pursuant to Sec. 240.14a-11(c) or 240.14a-12

                          Boddie-Noell Properties, Inc.



Payment of Filing Fee (Check the appropriate box):
  [X]   No fee required.

  [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        1)       Title of each class of securities to which transaction applies:
        2)       Aggregate number of securities to which transaction applies:
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee is calculated and state how it was determined):
        4)       Proposed maximum aggregate value of transaction:
        5)       Total fee paid:

  [ ]   Fee paid previously with preliminary materials

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)       Amount Previously Paid:
        2)       Form, Schedule or Registration Statement No.:
        3)       Filing Party:
        4)       Date Filed:

BODDIE-NOELL PROPERTIES, INC.
-------------------------------------------------------------------------------
3850 One First Union Center, Charlotte, NC  28202-6032, Telephone 704/944-0100





                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             to be held May 20, 1999



      The annual meeting of shareholders of Boddie-Noell Properties, Inc. (the "Company") will be held at the Hilton Hotel, Charlotte, North Carolina, on Thursday, May 20, 1999, at 2:00 p.m., for the following purposes:

1.    To elect seven directors;
2. To transact such other business that may properly come before the meeting or any adjournments thereof.

     April 9, 1999, is the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

      The proposed business cannot be conducted at the annual meeting unless the holders of a majority of the shares of the Company outstanding on the record date are present in person or by proxy. Therefore, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.


                                       By Order of the Board of Directors,


                                       PHILIP S. PAYNE

                                       Executive Vice President, Treasurer, and
                                       Chief Financial Officer

April 12, 1999


-------------------------------------------------------------------------------
                                    IMPORTANT
      Shareholders can help the Company avoid the necessity and expense of sending follow-up letters to ensure a quorum by promptly returning the enclosed proxy. Please mark, date, sign and return the enclosed proxy in order that the necessary quorum may be represented at the meeting. The enclosed envelope requires no postage if mailed in the United States.
-------------------------------------------------------------------------------

BODDIE-NOELL PROPERTIES, INC.
-------------------------------------------------------------------------------
3850 One First Union Center, Charlotte, NC  28202-6032, Telephone 704/944-0100





               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                             to be held May 20, 1999

April 12, 1999

      The Board of Directors of Boddie-Noell Properties, Inc. solicits the enclosed proxy for use at the annual meeting of shareholders to be held on Thursday, May 20, 1999. We expect to mail the proxy, proxy statement and notice of meeting to shareholders on April 20, 1999.

      We may also solicit proxies by personal interview or telephone. In addition to directors or officers of the Company, certain independent solicitation agents may solicit proxies. We have retained Corporate Communications, Inc. and First Union National Bank to assist in identifying and contacting shareholders for the purpose of soliciting proxies. We expect the cost of these services to be approximately $6,000, exclusive of certain other fees we pay to First Union National Bank and Corporate Communications, Inc. related to the meeting. Boddie-Noell Properties, Inc. will bear the costs of this solicitation.

      Holders of record of shares of Boddie-Noell Properties, Inc. common stock as of the close of business on April 9, 1999, the record date, are entitled to receive notice of and to vote at the meeting. A shareholder of record on the record date is entitled to one vote for each share held. The holders of a majority of the outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. At the close of business on April 9, 1999, there were 5,991,551 shares of common stock issued and outstanding.

      You may revoke your proxy at any time before it is exercised, by filing with the Company a written notice of your revocation, by delivering a duly executed proxy bearing a later date, or by voting in person at the meeting. If you attend the meeting, you may withdraw your proxy at the meeting and vote your shares in person. Executing your proxy will not, in any way, affect your right to attend the meeting, revoke your proxy, and vote in person.

      Every proxy returned in time to be voted at the meeting will be voted. If a specification is made with respect to any proposal, the proxy will be voted accordingly. If no specification is made, the proxy will be voted in favor of the proposal.

      With respect to Proposal One, Election of Directors, the seven nominees receiving the highest number of votes will be deemed to be elected. Abstentions on Proposal One, Election of Directors, will not affect the election of the candidates receiving the most votes.

      No appraisal or dissenters' rights are available with respect to any matters to be voted upon at the meeting.

PROPOSALS OF SHAREHOLDERS

      Notice is hereby given that any shareholder proposals for inclusion in proxy solicitation material for the next annual meeting must be received at the Boddie-Noell Properties, Inc. executive offices no later than December 22, 1999. Any such proposals must comply with requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934.

      Under our bylaws, we must receive any shareholder proposal to be presented in connection with our 2000 annual meeting by February 20, 2000.

GENERAL

      The Board of Directors knows of no other matter to be acted upon at the meeting. However, if any other matter is lawfully brought before the meeting, the shares covered by such proxy will be voted thereon in accordance with the best judgment of the persons acting under such proxy, unless a contrary intent is specified by the shareholder.

      Your vote is important. If you cannot attend the meeting, please take time to complete the enclosed proxy card and return it in the envelope provided.


                                       By Order of the Board of Directors,


                                       PHILIP S. PAYNE

                                       Executive Vice President, Treasurer, and
                                       Chief Financial Officer


April 12, 1999

                                  PROPOSAL ONE:
                              ELECTION OF DIRECTORS


      Our Board of Directors consists of seven directors. In the past, each director's term of office expired annually, and shareholders elected directors to hold office until the next annual meeting or until their successors were elected and qualified. In March 1999, we changed our bylaws to allow for directors' terms of office to expire on a staggered basis. This year we need to elect a full board, but to implement a staggered board, we will elect two directors for a term of one year, two directors for a term of two years, and three directors for a term of three years. Elected directors will serve until the next annual meeting corresponding with the expiration of their term or until their successors are elected and qualified. In future years, we will need to elect directors to fill only the terms expiring in that year, and, once elected, will serve for a period of three years.

      The current directors' terms of office expire at the 1999 annual meeting of shareholders, or until each director's successor is elected and qualified. The persons listed below have been nominated for election at the Meeting as directors to hold office for the terms described or until their successors are elected and qualified.

      We have set forth below a listing and brief biography of each of the current directors and of the persons nominated for election to the Board of
Directors:

                                                                                           Director Since
           Name                 Age                        Position
---------------------------- ---------- ------------------------------------------------ -------------------
Nominees to serve 3-year terms, until the 2002 annual meeting:
B. Mayo Boddie                   68     Director, Chairman of the Board                  April 1987
D. Scott Wilkerson               41     Director, President and                          December 1997
                                           Chief Executive Officer
Paul G. Chrysson                 43     Director                                         December 1997

Nominees to serve 2-year terms, until the 2001 annual meeting:
Philip S. Payne                  47     Director, Executive Vice President,              December 1997
                                           Treasurer and Chief Financial Officer
Stephen R. Blank                 53     Nominee

Nominees to serve 1-year terms, until the 2000 annual meeting:
William H. Stanley               73     Director                                         April 1987
W. Michael Gilley                43     Director                                         December 1997



      B. Mayo Boddie--Chairman of the Board of Directors. Mr. Boddie was one of our founders and a co-founder of Boddie-Noell Enterprises, Inc. ("Enterprises") in 1961. He serves as Chairman of the Board of Directors of both companies. Mr. Boddie served as chief executive officer of the Company from its inception until April 1995. Mr. Boddie serves as a director of First Union National Bank of North Carolina.

      D. Scott Wilkerson--Director, President and Chief Executive Officer. Mr. Wilkerson joined BT Venture Corporation, which was subsequently purchased by Boddie-Noell Properties, in 1987 and served in various officer level positions, including Vice President of Administration and

Finance and Vice President for Acquisitions and Development before becoming President in January 1994. He was named Chief Executive Officer in April 1995, and a Director in December 1997. From 1980 to 1986, Mr. Wilkerson was with Arthur Andersen LLP, in Charlotte, North Carolina, serving as tax manager from 1985 to 1986. His specialization was in the representation of real estate investors, developers and management companies. Mr. Wilkerson received a B.S. degree in accounting from the University of North Carolina at Charlotte in 1980. He is a certified public accountant and licensed real estate broker. He serves on the boards of directors of the National Multifamily Housing Council and the Apartment Association of North Carolina, and he is a Vice President of the Charlotte Apartment Association. He is active in various professional, civic and charitable activities.

      Philip S. Payne--Director, Executive Vice President, Treasurer and Chief Financial Officer. Mr. Payne joined BT Venture Corporation, which was subsequently purchased by Boddie-Noell Properties, in 1990 as Vice President of Capital Market Activities and became Executive Vice President and Chief Financial Officer in January 1993. He was named Treasurer in April 1995 and a Director in December 1997. From 1987 to 1990 he was a principal in Payne Knowles Investment Group, a financial planning firm. From 1983 to 1987 he was a registered representative with Legg Mason Wood Walker. From 1978 to 1983, Mr. Payne practiced law, and he currently maintains his license to practice law in Virginia. He received a B.S. degree from the College of William and Mary in 1973 and a J.D. degree in 1978 from the same institution. Mr. Payne is a member of the Editorial Board of The REIT Report, a publication of the National Association of Real Estate Investments Trusts. He serves on the board of directors of the National Multifamily Housing Council.

      William H. Stanley--Director. Mr. Stanley is retired from the positions of Chairman of the Board of Directors and Chief Executive Officer of Peoples Bank and Trust Company. Mr. Stanley serves as a director of Ellett Bros., Inc.

      Paul G. Chrysson--Director. Mr. Chrysson is President of C.B. Development Company, Inc., a developer of single family and multi-family residential properties. Mr. Chrysson is on the Board of Directors of Amos Cottage Children's Hospital and Greenbriar Corporation. He is also on the Board of Advisors of Wachovia Bank (Forsyth County). He is a former director of Triad Bank and United Carolina Bank (North Carolina). He has also served on the boards of various charitable organizations. He has been a licensed real estate broker since 1974 and a licensed contractor since 1978.

      W. Michael Gilley--Director. Mr. Gilley is President of Bartram Investment Properties, Inc., a position he has held for over five years. From January 1995 to January 1997, he was Executive Vice President of Greenbriar Corporation. He also served on their Board of Directors from September 1994 to September 1996. He has been a licensed real estate broker since 1984.

      Donald R. Pesta, Jr.--Director. Mr. Pesta is a certified public accountant and the founding partner of the accounting firm of Pesta, Finnie & Associates, a firm specializing in real estate and partnership taxation. He is a former partner of Arthur Andersen LLP.

      Stephen R. Blank--Nominee for Director. Mr. Blank is a Senior Fellow in Finance with the Urban Land Institute. From 1993 to 1998, he was the Managing Director for Real Estate Investment Banking with CIBC Oppenheimer Corp. He is an Independent Trustee for Ramco-Gershenson Properties Trust and Atlantic Realty Trust.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      The Board of Directors of the Company recommends a vote FOR B. Mayo Boddie, D. Scott Wilkerson, Paul G. Chrysson, Philip S. Payne, Stephen R. Blank, William H. Stanley, and W. Michael Gilley as directors to hold office for the terms described above or until their successors are elected and qualified.

COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

      The Board of Directors met nine times during the year ended December 31, 1998, including five meetings held by telephone. The Board of Directors has two committees - the Audit Committee and the Management Compensation Committee.

      The Audit Committee consists of Messrs. Stanley (Chairman), Gilley, and Pesta. The committee recommends to the Board of Directors the engagement of the independent public accountants of the Company and reviews with the independent public accountants the scope and results of the Company's audits and the Company's internal accounting controls. During 1998, the Audit Committee held two meetings.

      The Management Compensation Committee consists of Messrs. Chrysson (Chairman), Stanley, Pesta, and Douglas E. Anderson, who is a non-compensated officer of the Company. The committee is responsible for ensuring that a proper system of short- and long-term compensation is in place to provide performance-oriented incentives to management. During 1998, the Management Compensation Committee held one meeting.

COMPENSATION OF DIRECTORS

      During 1998, we paid directors' fees to each director who is not an executive officer of the Company. During the year ended December 31, 1998, Messrs. Boddie, Stanley, Pesta, Chrysson and Gilley were each paid annual retainers of $10,000 plus fees totaling approximately $4,000 each for participation in board meetings and approximately $300 each for participation in committee meetings. Messrs. Wilkerson and Payne did not receive any compensation for their service as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Mr. Anderson, who is a member of the Management Compensation Committee, serves without compensation as a vice president and secretary of the Company. No other member of the Management Compensation Committee was or is an officer or employee of the Company.


                             EXECUTIVE COMPENSATION

      The following tables provide information regarding the annual and long-term compensation of our chief executive officer and the other most highly paid executive officers whose total salary and bonus exceeded $100,000 in 1998. We refer to them as the "named executive officers."

                           Summary Compensation Table

                                                                                             Long-Term
                                                     Annual Compensation                    Compensation
                                                   ------------------------  All Other   ------------------
        Name and Principal Position          Year    Salary      Bonus     Compensation     Options (#)
-----------------------------------------------------------------------------------------------------------
D. Scott Wilkerson, President and            1998    $160,000    $50,000          $0         50,000
Chief Executive Officer                      1997     139,920     30,000           0         50,000
                                             1996     127,200          0           0         50,000 (1)

Philip S. Payne, Executive Vice President,   1998    $160,000    $50,000          $0         50,000
Treasurer and Chief Financial Officer        1997     139,920     30,000           0         50,000
                                             1996     127,200          0           0         50,000 (1)

Pamela B. Bruno, Vice President,             1998    $103,500    $20,000          $0         20,000
Controller and Chief Accounting Officer      1997      90,000     10,000           0         10,000
                                             1996      80,000          0           0         10,000 (1)

(1) The named executive officers did not receive any options in 1996; however, in January 1996 the Board of Directors authorized repricing of the exercise price of stock options originally granted in 1994 at $13.75 per share to $12.50 per share, the market price as of January 9, 1996.

                             Options Granted in 1998

                                                                                     Potential Realizable
                                                                                   Value at Assumed Annual
                                         Percent of                                  Rates of Stock Price
                                       Total Options   Exercise                    Appreciation for Option
                            Options      Granted in    Price per    Expiration             Term (1)
          Name              Granted         1998         Share         Date           5%            10%
------------------------- ------------ --------------- ----------- -------------- ------------ --------------
D. Scott Wilkerson           50,000         27.8%        $13.125      6/30/2008    $412,712     $1,045,893

Philip S. Payne              50,000         27.8%         13.125      6/30/2008     412,712      1,045,893

Pamela B. Bruno              20,000         11.1%         13.125      6/30/2008     165,085        415,357

(1) We reduced realizable values by the $13.125 per share exercise price that the optionee will be required to pay the Company in order to exercise the options.


                           1998 Year-End Option Values

                                     Number of Securities
                                    Underlying Unexercised            Value of Unexercised In-the-Money
                                  Options at Fiscal Year End             Options at Fiscal Year End
           Name                    Exercisable/Unexercisable            Exercisable/Unexercisable (1)
------------------------------------------------------------------------------------------------------------
D. Scott Wilkerson                  62,500             87,500                   -                    -

Philip S. Payne                     62,500             87,500                   -                    -

Pamela B. Bruno                     12,500             27,500                   -                    -

(1)   Based on the closing price of $10.4375 per share of common stock on December 31, 1998.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

      In July 1997, we entered into substantially identical employment agreements with D. Scott Wilkerson (President and Chief Executive Officer) and Philip S. Payne (Executive Vice President and Chief Financial Officer). The term of the agreements is four years, subject to automatic annual renewal for additional one-year periods extending the term to a maximum of ten years. The agreements provide for initial annual base salaries of $139,920, annual discretionary bonuses as determined by the Board of Directors, and participation in an incentive compensation plan we intend to establish, along with specified death and disability benefits. The agreements provide for severance payments equal to base salary for the remaining term of the contract (excluding any unexercised renewal periods) in the event of termination without cause. Alternatively, in the event of a change in control of the Company, the agreements provide for payments of three times base salary, discretionary bonus and annual bonus, along with a lump sum cash payment of the benefit the executive would otherwise have received had all stock options and other stock based compensation been fully vested, been exercised and become due and payable.

      Also in July 1997, we entered into an employment agreement with Pamela B. Bruno (Vice President, Controller and Chief Accounting Officer). The two-year agreement is substantially identical to the agreements signed by Messrs. Wilkerson and Payne, except that this agreement provides for a base salary of $90,000 and limits severance payments to no more than the greater of the then remaining term of the agreement or one year's total compensation.

MANAGEMENT COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Management Compensation Committee is providing this report to assist shareholders in understanding our objectives in establishing the compensation of our executive officers. The Management Compensation Committee is responsible for establishing and administering the Company's executive compensation plan.

      The Management Compensation Committee believes that the executive officers' compensation should:

-    Link rewards to business results and shareholder returns;

- Encourage creation of shareholder value and achievement of strategic objectives;

- Maintain an appropriate balance between base salary and short- and long-term incentive opportunity;

-    Attract and retain, on a long-term basis, high-caliber personnel; and

- Provide total compensation opportunity that is competitive with other REITs, taking into account relative company size and performance, as well as individual responsibilities and performances.

There are three key components to the executive compensation program: base pay, short-term incentives and long-term incentives.

      Base pay for the executive officers is designed to be competitive with that paid by other REITs, considering the size of the Company and individual responsibilities and performance. We review base pay for the executive officers annually.

      We base short-term incentives, generally cash payments, on the attainment of certain targeted performance results. These targets include measures such as total shareholder return, operating earnings, funds from operations, cash flow, and increasing the size and diversity of our portfolio. Individual awards depend on our assessments of individual performance and the Company's success in meeting the specified targets.

      Long-term incentives may include a variety of incentives, including stock options, stock appreciation rights, phantom stock and direct grants of the Company's stock. The Company has reserved 570,000 shares of common stock for issuance under the Stock Option and Incentive Plan that was adopted in 1994. As of December 31, 1998, options for 430,000 shares of common stock are outstanding, including options for 180,000 shares that were granted in 1998.

1998 Compensation of the CEO

      D. Scott Wilkerson became president of the Company on October 1, 1994, and was named chief executive officer in April 1995. Mr. Wilkerson's employment contract, effective July 1997, provides for an initial base salary of $139,920, annual discretionary bonuses, and participation in an incentive compensation plan we intend to establish. The Management Compensation Committee determined Mr. Wilkerson's 1998 base salary of $160,000 in the same manner as described above for other executive officers. During 1998, options for 50,000 shares were granted to Mr. Wilkerson.

April 12, 1999                             Management Compensation Committee

                                                      William H. Stanley
                                                      Donald R. Pesta, Jr.
                                                      Paul G. Chrysson
                                                      Douglas E. Anderson

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table provides certain information regarding beneficial ownership of common stock as of April 1, 1999, by each of the named executive officers, and by all directors and officers as a group. We do not know of any single person or group who is the beneficial owner of more than 5% of the Company's common stock.

                                                   Shares Beneficially Owned
     Directors and Officers                         Number          Percent
-------------------------------------------- ------------------ ---------------

B. Mayo Boddie                                     174,737            2.9%
D. Scott Wilkerson (1)                             102,070            1.7%
Philip S. Payne (1)                                102,070            1.7%
William H. Stanley                                   3,000               *
Donald R. Pesta, Jr.                                   500               *
Paul G. Chrysson (2)                               173,360            2.8%
W. Michael Gilley (3)                              181,466            3.0%
Pamela B. Bruno (4)                                 14,482               *
Douglas E. Anderson                                 40,671               *

All directors and executive officers
as a group (9 persons) (5)                         792,356           12.3%

* Less than 1 percent.
(1) Number and percent of shares beneficially owned includes exercisable options for 62,500 shares. Messrs. Wilkerson and Payne each own 41 shares (representing in the aggregate a 2.5 percent economic interest) of the Class A (voting) stock of BNP Management, Inc., a subsidiary of the Company.
(2) Number and percent of shares beneficially owned includes 173,360 units in Boddie-Noell Properties Limited Partnership, the Company's Operating Partnership, owned by Mr. Chrysson, which are convertible, at the option of the Company, into shares of common stock.
(3) Number and percent of shares beneficially owned includes 156,466 units in Boddie-Noell Properties Limited Partnership, the Company's Operating Partnership, owned by Mr. Gilley, which are convertible, at the option of the Company, into shares of common stock..
(4) Number and percent of shares beneficially owned includes exercisable options for 12,500 shares.
(5) Number and percent of shares beneficially owned includes exercisable options for 137,500 shares held by directors and officers, but does not include 3,000 shares beneficially owned by Stephen R. Blank, a nominee for Director.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BODDIE-NOELL PROPERTIES, INC. AND B. MAYO BODDIE

      B. Mayo Boddie, Chairman of our Board of Directors, is Chairman of the Board of Directors and Chief Executive Officer of Enterprises. Mr. Boddie and certain of his family members are the sole owners of Enterprises. We lease 47 restaurant properties to Enterprises. See "Boddie-Noell Properties, Inc. and Boddie-Noell Enterprises" below.

      Mr. Boddie is a shareholder and director of Boddie Investment Company. See "Boddie-Noell Properties, Inc. and Boddie Investment Company" below.

      Mr. Boddie was a shareholder and director of BT Venture Corporation. In October 1994, we acquired BT Venture Corporation. The contract purchase price for BT Venture Corporation was $23.2 million. In addition, the former shareholders of BT Venture Corporation were entitled to receive additional consideration valued at up to $1.7 million, based on whether we met certain performance criteria. In January 1998, we issued 43,438 shares of common stock with an imputed value of $572,163 to Mr. Boddie for final payment of additional consideration related to the BT Venture Corporation acquisition. As part of the acquisition, the former shareholders of BT Venture Corporation have indemnified the Company, subject to certain limitations, against any claim against us that we assume as a result of our being the successor-in-interest to BT Venture Corporation.

      B. Mayo Boddie has received approximately $14,000 compensation for his services as Chairman and Director of the Company in 1998.

BODDIE-NOELL PROPERTIES, INC. AND BODDIE-NOELL ENTERPRISES, INC.

      In 1987 we purchased 47 existing restaurant properties from BNE Realty Partners, Limited Partnership, an affiliate of Enterprises, for an aggregate purchase price of $43.2 million. Concurrent with our acquisition of the properties, we leased them on a triple-net basis to Enterprises under a master lease. The master lease, as amended in December 1995, has a primary term expiring in December 2007, but grants Enterprises three five-year renewal options. Under the amended lease, Enterprises pays annual rent equal to the greater of $4.5 million or 9.875% of food sales from the restaurants. Enterprises operates the 47 restaurants under franchise agreements with Hardee's Food Systems, Inc.

      Enterprises has stated its intention to close three restaurants under the "non-economic" provision of the master lease. As a result of the closure of these restaurants, the Company will receive a one time cash payment of $2.1 million and the minimum rent will be reduced to an annual rate of $4.2 million.

      For the year ended December 31, 1998, the master lease with Enterprises resulted in rental income of $4.5 million, or approximately 16.6% of our total revenues. Enterprises is responsible for all taxes, utilities, insurance, maintenance, and alteration expenses relating to the operation of the restaurant properties.

      In connection with the acquisition of BT Venture Corporation in 1994, we assumed a note payable to Enterprises in the amount of $6.1 million. The note bears interest at a variable rate equal to the 30-day LIBOR rate plus 1.5%, capped at 8.0%. Payments are interest only and paid quarterly. The note is due in full in May 1999. Interest on this note was $437,230 in 1998. At December 31, 1998, the effective interest rate on this note was 6.56%.

BODDIE-NOELL PROPERTIES, INC. AND BODDIE INVESTMENT COMPANY

      BNP Management, Inc., our unconsolidated subsidiary, provides fee management of five limited partnerships and the apartment communities and shopping center owned by those partnerships. Boddie Investment Company is the general partner of these limited partnerships. BNP Management had revenues of $857,000 from these limited partnerships in 1998.

      In connection with the acquisition of BT Venture Corporation in 1994, we assumed a note payable to Boddie Investment Company in the amount of $956,000. In May 1998, we issued 65,648 shares of our common stock to retire this note payable.

      In February 1997, we entered into a participating loan agreement with The Villages of Chapel Hill Limited Partnership, a limited partnership whose general partner is Boddie Investment Company. Under the terms of the agreement, we have committed to loan The Villages up to $2.6 million to fund a substantial rehabilitation of the apartment community. We


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also guaranteed a $1.5 million bank loan. As of April 9, 1999, we had advanced
The Villages $2.5 million, of which $1.9 million was repaid in February 1999. During 1998, we earned $360,000 in interest and fees related to this participating loan agreement and incurred $176,000 in additional interest expense to fund the advances.

BODDIE-NOELL PROPERTIES, INC. AND THE CHRYSSON PARTIES

      In September 1997, we signed an agreement with Paul and James Chrysson and certain of their affiliates, all of whom together we refer to as the "Chrysson Parties," to acquire a portfolio of seven apartment communities containing 1,356 units located in North Carolina. Under this acquisition agreement, in December 1997, we acquired the first four apartment communities, containing 880 units. We refer to the acquisition of these Chrysson properties as the Chrysson acquisition, and refer to the acquisition of the first four communities as Phase I of the Chrysson acquisition. The aggregate contract purchase price of the Phase I communities was $59.9 million, including the issuance of 1,150,032 partnership units of Boddie-Noell Properties Limited Partnership and relief from $45.0 million in debt related to the communities. As part of the acquisition agreement, the Chrysson Parties appointed two members to our Board of Directors--Paul G. Chrysson and W. Michael Gilley.

      Under the terms of the Chrysson acquisition agreement, we will issue up to
1.7 million partnership units of Boddie-Noell Properties Limited Partnership. We issued 950,032 units in December 1997. During 1998, we issued 299,922 units. We will issue 100,000 units in December 1999. We will issue the remaining units upon the acquisition of the remaining apartment community that is currently under construction. Additionally, under the terms of the acquisition agreement, we will have a right of first refusal to purchase any project developed in the future by a development entity owned by the Chrysson Parties, so long as any of the Chrysson Parties is a member of our board of directors or the Chrysson Parties, in the aggregate, own five percent or more of the outstanding shares and operating partnership units of the Company. As a further condition of the acquisition agreement, the Chrysson Parties have agreed to refrain from developing any apartment communities within a three-mile radius of any apartment community we own now or in the future.


                       APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the accounting firm of Ernst & Young LLP to serve as our independent auditors for the fiscal year ending December 31, 1999. Ernst & Young has served as our independent auditors since October 1996 and is considered by management to be well qualified. Ernst & Young has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. Representatives of Ernst & Young LLP will be present at the Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.


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


                          STOCK PRICE PERFORMANCE GRAPH


      The following stock price performance graph compares the Company's performance to the S&P 500 and the index of equity REITs prepared by the National Association of Real Estate Investment Trusts ("NAREIT") for the last five years. The stock price performance graph assumes an initial investment on December 31, 1993, of $100 in the Company and the two indexes, and further assumes the reinvestment of all dividends.

      Equity REITs are defined as those that derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the New York Stock Exchange, American Stock Exchange and NASDAQ National Market System. Stock price performance is not necessarily indicative of future results.


                                [object omitted]



Data points:

                             1993         1994         1995         1996         1997          1998
                     -------------------------------------------------------------------------------
The Company                100.00        90.74        99.62       109.53       133.11        109.83
NAREIT                     100.00       103.17       118.92       160.86       193.45        159.59
S&P 500                    100.00       101.31       139.23       171.19       228.32        293.57


      The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


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